Exhibit 10.2

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is made by and between Carl I. Schwartz, DDS (“Employee”) and Predictive Oncology Inc., f/k/a Precision Therapeutics Inc., f/k/a Skyline Medical Inc. (“the Company”), each of whom enter into this Agreement intending to be legally bound.

1.	Background. The Company and Employee state the following facts and incorporate them by reference into this Agreement.

a.	Employee and the Company entered into an Employment Agreement, effective November 10, 2017, as amended by an Amendment effective August 20, 2018 and a Second Amendment effective July 1, 2019 (as amended, the “Employment Agreement”). A true and correct copy of the Employment Agreement is attached as Exhibit A to this Agreement.

b.	Employee and the Company entered into a Restricted Stock Unit Agreement, effective September 23, 2020 (“RSU Agreement”), which granted to Employee 300,000 restricted stock units (the “RSUs”), subject to certain vesting requirements, payment provisions and other terms. A true and correct copy of the RSU Agreement is attached as Exhibit B to this Agreement.

c.	Employee and the Company have entered into various stock option agreements that continue in effect (the “Option Agreements”), granting to Employee stock options to purchase common stock of the Company (the “Options”).

d.	Employee voluntarily resigned his employment with the Company effective March 19, 2021 (the “Separation Date”), pursuant to that certain Transition and Separation Agreement, dated March 19, 2021 (the “Separation Agreement”), in connection with Employee’s retirement.

e.	In accordance with and subject to the terms of the Employment Agreement and the RSU Agreement, Employee is entitled to certain separation benefits upon termination without cause.

f.	Notwithstanding that Employee voluntarily resigned his employment and was not terminated without cause, the Company will agree to provide him with the separation benefits in accordance with the Employment Agreement and the RSU Agreement, and as set forth in this Agreement.

g.	The Company and Employee now agree as follows.

2.	Separation Benefits. In exchange for Employee’s waiver and release of claims set forth in Section 3 and other promises set forth in this Agreement, and provided that Employee (i) sign, date, and return this Agreement within the time period described in Section 5, and (ii) does not rescind or revoke this Agreement within the time period described in Section 5, the Company agrees to provide Employee with the following “Separation Benefits” (identified below in this Section 2) to which Employee would not otherwise be entitled without signing this Agreement:

a.	Severance Pay. The Company will pay Employee $460,000 (gross), less applicable federal, state and local withholdings and other legally required withholdings (“Severance Pay”) which is 12 months of Employee’s base salary. This Severance Pay will be paid in 24 equal installments in the amount of $19,166.66 on successive paydays beginning on the first payday after 20 days have passed from the date Employee signs and returns this Agreement to the Company.

b.	Accrued and Unused Vacation. The Company will pay Employee $81,826.92 (gross), less applicable federal, state and local withholding and other legally required withholdings, for Employee’s accrued and unused vacation (as verified in the Company’s audited financial records) on the first payday after 20 days have passed from the date Employee signs and returns this Agreement to the Company.

c.	Vesting of RSUs. Notwithstanding the terms and conditions of the RSU Agreement, all of the RSUs will vest on the date 20 days after the date Employee signs and returns this Agreement to the Company.

d.	Terms of Options. Notwithstanding the terms and conditions of the Option Agreements, (i) all of the Options that are not yet vested will vest on the date 20 days after the date Employee signs and returns this Agreement to the Company and (ii) all of the Options will remain in effect without regard to any provisions that would cause earlier termination as a result of the termination of employment on the Separation Date.

3.	Employee’s Waiver and Release of Claims. In exchange for the Separation Benefits set forth in Section 2 and the terms of this Agreement, Employee agrees to unconditionally waive and release any and all claims, complaints, causes of action, or demands of whatever kind which Employee has or may have against the Released Parties (as defined below) to the maximum extent permitted by applicable law up to the moment Employee signed this Agreement, including any claims, complaints, causes of action, or demands relating in any way to Employee’s employment with the Company and Employee’s separation from employment with the Company including, but not limited to, the following:

a.	All claims for any alleged unlawful discrimination, harassment, failure to accommodate, retaliation, interference, reprisal arising, or other alleged unlawful practices under any federal, state, or local law, statute, ordinance, or regulation, including, without limitation, rights or claims of age discrimination, harassment, and retaliation under the federal Age Discrimination in Employment Act (“ADEA”), federal Older Workers Benefit Protection Act (“OWBPA”), Minnesota Human Rights Act (“MHRA”), Nevada Fair Employment Practices Act (“NFEPA”), and claims of discrimination, harassment, failure to accommodate, and retaliation under the Family and Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Equal Pay Act, MHRA, NFEPA, and the Minnesota Whistleblower Act;

b.	All claims arising out of Employee’s employment and Employee’s separation from employment including, but not limited to, claims based on alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, Employee’s activities, if any, as a “whistleblower,” and any violation of any other principle of common law;

c.	All claims for any other alleged unlawful employment practices related to Employee’s employment or Employee’s separation from employment arising under any federal, state, or local law, statute, ordinance, or regulation including, without limitation, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, and the National Labor Relations Act;

d.	All claims for any other form of pay, compensation, or employee benefits of any kind that is not provided in this Agreement including, without limitation, bonuses, commissions, deferred compensation, stock-based incentive compensation, restrict stock units, stock options, phantom stock, equity of any kind, vacation pay, expense reimbursement, and any other claims under any applicable federal, state, and local law, statute, ordinance, or regulation to the fullest extent permitted by law;

e.	All claims Employee has now, whether or not Employee currently knows about or suspects the claims; and

f.	All claims for attorneys’ fees, costs, or interest.

Employee understands and agrees that the above list contains examples only and does not contain all claims that Employee is releasing. By signing this Agreement, Employee is fully and finally waiving and releasing, to the fullest extent permitted by law, all claims against the Released Parties. Employee agrees that the Company’s payment of the Separation Benefits is full and fair payment for the waiver and release of Employee’s claims and has a value greater than anything Employee is entitled to if Employee does not sign this Agreement. Notwithstanding anything set forth in this Agreement, specifically excluded from the waiver and release of claims set forth above are claims or disputes that: (i) by law cannot be released in a private agreement (such as workers’ compensation claims); (ii) relate to any rights of indemnification afforded Employee by statute or by common law, including any insurance coverage maintained by or on behalf of the Company; (iii) arise after the date Employee signed this Agreement; or (iv) relate to the obligations of Employee or the Company under this Agreement or the Separation Agreement.

For purposes of this Agreement, the term “Released Parties” means the Company and all of the Company’s past and present parents, subsidiaries, and affiliated companies, and all and each of the past and present employees, officers, officials, managers, members, directors, agents, insurers, representatives, counsel, shareholders, owners, attorneys, partners, predecessors, successors, and assigns of any and all of the foregoing entities and persons. In addition, for purposes of Section 3, the term “Employee” means Carl I. Schwartz and any person who has or obtains any legal rights or claims against the Company or the Released Parties through Carl I. Schwartz.

4.	The Company’s Waiver and Release of Claims. In consideration for the promises and agreements set forth herein, the Company (and on behalf of any of the Company’s past and present parents, subsidiaries, and affiliated companies, and all and each of the past and present employees, officers, officials, managers, members, directors, agents, insurers, representatives, counsel, shareholders, owners, attorneys, partners, predecessors, successors, and assigns of any and all of the foregoing entities and persons) agrees to unconditionally waive and release Employee (and any person who and/or entity that would have an obligation on his behalf) from any and all claims, complaints, causes of actions, or demands of whatever kind which the Company has or may have against Employee to the maximum extent permitted by applicable law up to the moment the Company signs this Agreement, including any claims, complaints, causes of action, or demands relating in any way to Employee’s employment with the Company and/or any and all claims arising out of or related to any and all alleged acts, omissions, statements and/or conduct the Company attributes to Employee, and which exist as of the date the Company signs this Agreement. Notwithstanding anything set forth in this Agreement, specifically excluded from the waiver and release of claims set forth in this Section 4 are claims or disputes that: (i) by law cannot be released in a private agreement; (ii) relate to any rights of indemnification afforded the Company by statute or by common law, including any insurance coverage maintained by or on behalf of the Company; (iii) arise after the date the Company signed this Agreement; (iv) relate to the obligations of Employee or the Company under this Agreement or the Separation Agreement; or (v) relate to the remaining obligations of Employee pursuant to the Employment Agreement or any other remaining contractual obligation Employee owes the Company.

5.	Employee’s Legal Rights.

a.	Advice to Consult With an Attorney. This Agreement is a legal document. Employee has been advised in writing to consult with an attorney prior to executing the Agreement.

b.	Period to Consider this Agreement and Revoke this Agreement. Employee has twenty-one (21) days to consider the offer as expressed, including Employee’s waiver and release of rights and claims of age discrimination under the ADEA and OWBPA, and decide whether to sign this Agreement. Signing this Agreement before the 21-day period expires constitutes a waiver by Employee of any remaining time period for review and consideration to which Employee may be entitled. Employee agrees that any changes to this Agreement, whether they are material or immaterial, do not restart the running of the 21-day consideration period. If Employee does not sign this Agreement within the 21-day consideration period, the offer contained within this Agreement will expire. Employee agrees and understands that if Employee does not sign this Agreement within the 21-day consideration period, this Agreement will be null and void and Employee will not receive the Separation Benefits in Section 2.

If Employee signs this Agreement, Employee will then be entitled to revoke this Agreement within seven (7) days after the date on which Employee signed this Agreement and the Agreement shall not become effective or enforceable until the revocation period has expired.

c.	Period to Rescind The Release of Claims. Employee understands that Employee has the right to rescind Employee’s waiver of discrimination and retaliation claims under the MHRA within fifteen (15) calendar days after the date on which Employee signs this Agreement. The 15-day rescission period and 7-day revocation period run at the same time, and this Agreement shall not become effective or enforceable until both periods have expired without Employee’s rescinding or revoking this Agreement.

d.	Revocation/Rescission Procedure. To revoke or rescind, Employee must put the revocation/rescission in writing and deliver it to the Company by hand to Bob Myers or mail within the 15-day period. If Employee delivers the revocation/rescission by mail, it must be: (1) postmarked within the 15-day period; (2) properly addressed to Predictive Oncology Inc. c/o Bob Myers, 2915 Commers Drive, Suite 900, Eagan, MN 55121, and (3) sent by certified mail, return receipt requested.

e.	Effect of Revocation/Rescission. If Employee rescinds or revokes this Agreement as described in this Section 5, Employee understands that (i) this Agreement is null and void, (ii) the Company shall have no further obligation under this Agreement, (iii) Employee will not receive the Separation Benefits in Section 2 of this Agreement or any other benefits listed within this document, and (iv) Employee’s employment will still end on the Separation Date.

6.	Filings. Employee understands that, without being penalized or having an obligation to notify the Company, this Agreement does not prohibit Employee from filing an administrative charge of discrimination or complaint with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, Civil Rights Division, Minnesota Department of Human Rights, Nevada Equal Rights Commission, or any other federal, state, or local governmental agency or commission or law enforcement agency (“Government Agencies”). Employee understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. If Employee had filed or files a charge or complaint, Employee agrees that the Company’s payment of the Separation Benefits completely satisfies any and all claims for monetary relief in connection with such charge or complaint, except that this Agreement does not limit Employee’s right to receive an award for information (1) provided pursuant to the Securities and Exchange Commission’s whistleblower protections and incentives; or (2) provided to any other Government Agencies. Employee is not entitled to any other monetary relief of any kind with respect to the claims that Employee has released in this Agreement unless Employee’s waiver and release of claims is deemed unlawful or otherwise invalid.

7.	Governing Law/Venue. The laws of the State of Minnesota will govern the validity, construction, and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. Employee irrevocably consents to the exclusive jurisdiction of courts in Minnesota for the purposes of any action arising out of or related to this Agreement or any dispute between the Company and Employee, including any actions for temporary, preliminary, and permanent equitable relief. Employee irrevocably waives Employee’s right, if any, to have any disputes between the Company and Employee arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Minnesota.

8.	Additional Agreements and Understandings.

a.	The Company Property. Employee has returned to the Company all the Company property in Employee’s possession or under Employee’s control including, but not limited to, all corporate credit cards, identification badges, computer hardware and software, cell phones, tablets, PDAs, books, records, documents, data, access cards, financial data, confidential information, trade secrets, files, notebooks, passwords, plans, sales reports, records, and all other property, equipment, or information owned by the Company or to which Employee was provided access by the Company during Employee’s employment. By signing this Agreement, Employee represents that Employee has returned all the Company property and that Employee no longer possesses or has access to the Company property.

b.	Employment Agreement. The Employment Agreement contains valid and enforceable restrictions on Employee’s competition with the Company, both during and after employment with the Company. Employee acknowledges and agrees that the Employment Agreement is fully enforceable and survives the termination of Employee’s employment.

The Company advises Employee as follows under the federal Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual — (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

c.	Transition and Cooperation. The Employee will cooperate with the Company and use his best efforts to be available, on a reasonable basis and during normal business hours, to discuss or address issues or questions that may arise after the Separation Date relating to Employee’s employment and position for the purpose of achieving a smooth transition of Employee’s former job duties and responsibilities. Employee also agrees to be available to and cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during Employee’s employment, in which he was involved or of which he has knowledge. Employee understands and agrees that such cooperation includes, but is not limited to, making himself reasonably available during normal business hours to the Company and/or its counsel upon reasonable notice for: interviews and factual investigations; appearing to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents which are or may come into his possession. After the Company has finished paying Employee the Severance Pay, if the amount of time involved pursuant to this Section 8(c) is more than nominal, then the Company will pay Employee a reasonable fee for his assistance, as long as the Company approves the time Employee spends providing such assistance in advance and in writing.

d.	COBRA. Following the Separation Date, the Company will provide Employee any notice required under COBRA relating to the Company’s insurance programs.

e.	Consideration. Employee agrees that (i) the Separation Benefits in Section 2 are above and beyond that to which Employee would be entitled if Employee did not sign this Agreement, (ii) the Separation Benefits in Section 2 constitute independent and sufficient consideration for all aspects of this Agreement, and (iii) Employee is not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that Employee signs and returns this Agreement within the specified time period and does not rescind or revoke this Agreement.

f.	Non-Disparagement. Employee agrees not to make disparaging or defamatory remarks about the Company or the Company’s services, products, or other matters pertaining to its business. The Company, on behalf of itself and its management team, agrees not to make disparaging or defamatory remarks about Employee or Employee’s services or other matters pertaining to Employee. This non-disparagement provision does not apply to legally protected communications and does not prohibit Employee or the Company from filing an administrative charge or complaint with, or cooperating, assisting, testifying, or participating in an investigation or legal proceeding conducted or initiated by, any Government Agencies.

g.	Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company of any liability or unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct on the Company’s part.

h.	Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

i.	Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, Employee and the Company agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, Employee and the Company agree that the term shall be severed and all other terms of this Agreement shall remain in effect. Employee and the Company agree that Employee’s waiver and release of claims should be interpreted as broadly as possible to achieve Employee’s intention of releasing all claims against the Released Parties.

j.	Entire Agreement. This Agreement constitutes the sole understanding of Employee and the Company with respect to the matters provided for herein. Employee and the Company agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between Employee and the Company concerning separation benefits Employee may have been eligible for or entitled to from the Company. Notwithstanding anything in this Agreement to the contrary, Employee agrees and acknowledges that the Employment Agreement remains in full force and effect after the Separation Date. This Agreement may not be modified, altered, or changed in any way except by written agreement signed by Employee and an authorized representative of the Company.

k.	No Waiver. No claim or right arising out of a breach or default under this Agreement may be discharged by a waiver of that claim or right unless the waiver is made in writing and signed by an authorized representative of the Company. A waiver by any party of a breach or default of the other party of any provision contained in this Agreement shall not be deemed a waiver of future compliance of such provisions, and such provisions shall remain in full force and effect.

l.	Remuneration. Employee acknowledges and agrees that the Company will pay Employee any and all monies, wages, salary, accrued and unused paid time off, expenses, bonuses, and commissions (if applicable) due to Employee through the Separation Date. Employee is not entitled to any additional remuneration from the Company other than the consideration outlined within this Agreement. In addition, Employee acknowledges that Employee is not aware of any time worked during Employee’s employment for which Employee has not already been fully compensated.

m.	Acknowledgements. Employee acknowledges and agrees that: (i) Employee has not suffered any work-related injury for which Employee has not already filed a claim; and (ii) Employee has been properly provided any leave of absence including for Employee’s own or a family member’s health condition.

n.	Taxes. Employee acknowledges that Employee has not relied on any tax advice provided by the Company and that, if necessary, Employee is solely responsible for properly reporting the payment received pursuant to this Agreement and paying any applicable taxes, penalties, and interest. Employee acknowledges and agrees that Employee has been provided with the opportunity to consult legal and financial counsel with respect to the tax treatment of the payment Employee will receive pursuant to this Agreement and on account of Employee’s separation from employment. Employee has been advised by the Company to consult with such counsel.

o.	Accepting/Signing this Agreement. Employee agrees not to sign this Agreement prior to the end of Employee’s work day on the Separation Date. To accept this Agreement, Employee must deliver this original signed and dated Agreement to Bob Myers, by email, hand or by mail (Predictive Oncology Inc. c/o Bob Myers, 2915 Commers Drive, Suite 900, Eagan, MN 55121) within the time period in Section 5.

[Signature page follows]

Dated:	3/19/21	/s/ Carl I. Schwartz
Carl I. Schwartz, DDS
Dated:	3/19/21
PREDICTIVE ONCOLOGY INC., F/K/A PRECISION THERAPEUTICS INC., F/K/A SKYLINE MEDICAL INC.

		By:	/s/ Bob Myers
		Its:	CFO

Exhibits A and B follow on the following pages.

Pursuant to Item 601(b)(2) of Regulation S-K, these Exhibits have been omitted from this Agreement. The Registrant will furnish a copy of any omitted Exhibit to the Commission upon request.

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